                                                                       EXHIBIT 5


[LETTERHEAD OF GARY CARY WARE & FREIDENRICH]
400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone: 650-833-2000   Fax: 650-833-2001     www.graycary.com



November 27, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

        As legal counsel for PICO Holdings, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 56,888 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the individual Nonstatutory stock option agreements between the Company and Messrs. Maxim Webb, Raymond Webb, and John Perri (the "Agreements").

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

        Based on such examination, we are of the opinion that the 56,888 shares of Common Stock which may be issued upon exercise of the options granted pursuant to the Agreement are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Agreements, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


/s/ Gray Cary Ware & Freidenrich LLP

Gray Cary Ware & Freidenrich LLP